                            SCHEDULE 14C INFORMATION
             INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

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                              MAJESCO HOLDINGS INC.
                (Name of Registrant as Specified in Its Charter)

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                              MAJESCO HOLDINGS INC.
                           160 Raritan Center Parkway
                            Edison, New Jersey 08837

                 NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To the stockholders of Majesco Holdings Inc.:

Majesco Holdings Inc. ("Majesco") hereby gives notice to its stockholders that the holders of a majority of the outstanding shares of voting stock of Majesco have taken action by written consent to approve the following actions:

     o    The amendment of our 2004 Employee, Director and Consultant Stock Plan
          (the "Plan") to (1) increase the number of shares of our common stock authorized to be issued pursuant to the Plan from 10,000,000 to
          15,000,000, and (2) increase the number of shares of common stock to which a participant in the Plan may be granted stock rights in any fiscal year from 2,000,000 to 8,000,000.

     o    The amendment of our amended and restated certificate of incorporation
          ("Certificate of Incorporation") to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including two and 10 would be combined into one share of our common stock (the "Reverse Split Amendment").

You have the right to receive this notice if you were a stockholder of record of
Majesco at the close of business on November 4, 2004 (the "Record Date").
Since the actions will have been approved by the holders of the required majority of the outstanding shares of our voting stock, no proxies were or are being solicited.

We anticipate that we will be able to effectuate these actions on or after
December [14], 2004, although the implementation of these amendments may occur at the discretion of our Board of Directors.

Edison, New Jersey
November [23], 2004

                                               /s/  Carl Yankowski
                                               -----------------------------
                                               Carl Yankowski
                                               Chief Executive Officer

  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

To our stockholders:

Why have I received these materials?
Majesco is required to deliver this information statement to everyone who owns voting stock of Majesco in order to inform them that the holders of a majority of the voting stock have taken certain actions that would normally require a stockholders meeting without holding such a meeting. This information statement is being sent to you because you are a holder of voting stock in Majesco.

What action did the holders of a majority of the voting stock take?
A group of stockholders holding a total of approximately 51% of the total voting stock outstanding in Majesco took action by written consent to approve the following actions:

     1.   The amendment of our Plan to (1) increase the number of shares of our common stock authorized to be issued pursuant to the Plan from
          10,000,000 to 15,000,000, and (2) increase the number of shares of common stock to which a participant in the Plan may be granted stock rights in any fiscal year from 2,000,000 to 8,000,000.

     2.   The amendment of our Certificate of Incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including two and 10 would be combined into one share of our common stock.

Why is it that these holders can approve these actions without having to hold a meeting or having to send out proxies to all stockholders?
Our Certificate of Incorporation and bylaws and Delaware corporation law provide that any corporate action upon which a vote of stockholders is required or permitted may be taken without a meeting or vote of stockholders with the written consent of stockholders having at least a majority of all the stock entitled to vote upon the action if a meeting were held.

Is it necessary for me to do anything?
No. No other votes are necessary or required. We anticipate that the actions described in this information statement will be able to be effectuated and implemented by our Board of Directors on or after [December 14], 2004.

Who is paying for the mailing of this information statement?
Majesco will pay the costs of preparing and sending out this information statement. It will be sent to all holders of our voting stock by regular mail.
We may reimburse brokerage firms and others for expenses in forwarding information statement materials to the beneficial owners of our voting stock.

Can I object to the actions of these stockholders?
No. Delaware law does not provide for dissenter's rights in connection with the approval of the actions described in this information statement.

Where can I get copies of this information statement or copies of Majesco's annual report?
Majesco's filings may be found on the SEC website at
http://www.sec.gov/index.htm.

In addition, copies of this information statement and our most recent annual report filed with the Securities & Exchange Commission (the "SEC") on Form
10-KSB is available to stockholders at no charge upon request directed as follows:

   Majesco Holdings Inc., 160 Raritan Center Parkway, Attn: Investor Relations
                            Edison, New Jersey 08837

How do I know that the group of stockholders voting to approve the actions described in this information statement held more than a majority of the voting stock?
On September 15, 2004, the date of the written consent to action by the holders of a majority of the voting stock with respect to the amendment of our Plan, there were 80,995,930 shares of common stock outstanding and 2,683 shares of 7%
convertible preferred stock outstanding. Holders of common stock are entitled to one vote per share and holders of 7% convertible preferred stock are entitled to vote on an "as-converted" basis at a ratio of 10,000 to one (10,000 votes per each share). As of September 15, 2004, a total of 53,000,048 shares of common stock and 100 shares of 7% convertible preferred stock, representing approximately 51% of the outstanding shares of voting stock (comprised of our 7%
convertible preferred stock and common stock) of Majesco voting together as a class delivered written consents with respect to the amendment of the Plan. On the Record Date, the date of the written consent to action by the holders of a majority of the voting stock with respect to the amendment of our Certificate of
Incorporation to effect a reverse stock split, there were 107,825,930 shares of common stock outstanding, after having given effect to the conversion of the 7%
convertible preferred stock on October 29, 2004. As of the Record Date, a total of 54,000,048 shares of common stock, representing approximately 51% of the outstanding shares of voting stock of Majesco have delivered written consents to the amendment to the Certificate of Incorporation to effect a reverse stock split.

Who are the stockholders who voted to approve the actions described in this information statement?
The list of stockholders who consented to these actions and the percentage of ownership of our voting stock of each is set forth below:

                                                  Number of Shares
Individual or Entity                               of Common Stock                   Percent of Class
---------------------------------------   ----------------------------------        --------------------

Jesse Sutton                                         14,620,002                             18.1%
Joseph Sutton                                        14,620,002                             18.1%
Adam Sutton                                          14,620,002                             18.1%
Sarah Sutton (1)                                      5,620,042                              6.9%
Jesse M. Sutton Foundation (2)                        1,520,000                              1.8%
Albert Ades                                           2,000,000                              2.5%

                                                Number of Shares
Individual or Entity                      of 7% Convertible Preferred Stock          Percent of Class
---------------------------------------   ----------------------------------        --------------------
Jesse Sutton                                             50                                  1.9%
Joseph Sutton                                            50                                  1.9%

                                                  Number of Shares
                                                   of Voting Stock(3)
                                          (7% Convertible Preferred Stock and
Individual or Entity                            Common Stock together)               Percent of Class(3)
---------------------------------------   ----------------------------------        --------------------
Jesse Sutton                                           15,120,002                           14.0%
Joseph Sutton                                          15,120,002                           14.0%
Adam Sutton                                            14,620,002                           13.6%
Sarah Sutton (1)                                        5,620,042                            5.2%
Jesse M. Sutton Foundation (2)                          1,520,000                            1.4%
Albert Ades                                             2,000,000                            1.9%

     (1) Pursuant to a voting agreement, Morris Sutton, Sarah Sutton's father, has the power to vote the shares held in her name. The voting agreement does not restrict Sarah from exercising all other rights of beneficial ownership, including disposition and the right to receive payments of dividends or other distributions with respect to the shares.

     (2) Jesse Sutton, Joseph Sutton, and Morris Sutton, Jesse and Joseph
     Sutton's father, act as officers of the Jesse M. Sutton Foundation, and each has the power to vote and dispose of the shares held by the
     Foundation. The number of shares disclosed under each of Jesse and Joseph
     Sutton in the table above does not include the number of shares held by the
     Foundation.

     (3) With respect to the approval of the reverse stock split, the number of shares of voting stock and percent of class listed in the table above are identical to the number of shares of common stock and percentage that voted as of the Record Date by virtue of the conversion of the 7% convertible preferred stock into shares of common stock on October 29, 2004.

Other than Sarah Sutton and the Jesse M. Sutton Foundation, all of the persons and entities named above are believed to have sole voting and investment power with respect to the shares beneficially owned by them, where applicable.

Who was entitled to vote to approve the actions described in this information statement?
Every person or entity that owned either 7% convertible preferred stock or common stock in Majesco, as applicable, as of September 15, 2004 and as of the
Record Date was entitled to vote. Although, every person or entity who owned 7%
convertible preferred stock or common stock in Majesco, as applicable, as of
September 15, 2004 and as of the Record Date was entitled to vote, only those stockholders identified in the previous question that actually consented to approve the actions described in this information statement were necessary to approve such actions.

Who is entitled to receive notice of these actions by the holders of a majority of our voting stock?
Every person or entity that owned common stock in Majesco as of the date of this notice is entitled to receive a copy of this information statement.

What consent was required in order to approve the actions set forth herein?
The amendment of the Plan and the Reverse Split Amendment required the affirmative vote of holders of a majority of the outstanding shares of our voting stock.

A majority means one vote more than 50% of the number of shares voting. Since the stockholders who acted by written consent to approve the actions described in this information statement held more than a majority of all of the shares outstanding which were entitled to vote, they could take action without a meeting by written consent and then inform you of the actions taken. The actions will be able to be effectuated and implemented by the Board, in its discretion, on such date that is 20 days after first sending you this information statement, which date is anticipated to be on or after [December 14], 2004.

Why is Majesco amending the 2004 Employee, Director and Consultant Stock Plan?
The Board believes that our ability to continue providing non-cash compensation and incentives in the form of stock options and stock grants is crucial to our ability to attract, retain and motivate talented employees, consultants and non-employee directors. Therefore, we are amending the plan to (1) ensure that we will have a sufficient number of shares available under the Plan to continue to make awards as the Board deems necessary and productive and (2) have the ability to make larger grants to certain specially talented individuals should the need arise.

What sections of the Plan are being amended?
1. Section 3 of the Plan is being amended by deleting the reference to
"10,000,000" and substituting therefor the number "15,000,000" in order to reflect an increase in the number of shares which may be issued from time to time pursuant to the Plan.

2. Section 4(c) of the Plan is being amended by deleting the reference to
"2,000,000" and substituting therefor the number "8,000,000" in order to reflect an increase in the number of stock rights that may be granted to a participant in any fiscal year.

For further detail, please see the full text of the amended Plan, which is attached hereto as Exhibit 1.

What are the material features of the Plan?
The following briefly describes the material features of the Plan, as amended, and is qualified, in its entirety, by reference to the full text of the amended
Plan, which is attached hereto as Exhibit 1.

1. Shares Available for Issuance. 15,000,000 shares of common stock are reserved and available for the grant of options and stock grants (collectively,
   "Awards") under the Plan. Other than the Plan, the Company has no other plan in effect under which Awards may be granted to employees. The number of shares available under the Plan is subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events (discussed further below). Shares available for Awards under the Plan may be either authorized and unissued shares or shares held in or acquired for the company's treasury. In certain circumstances, shares subject to outstanding
   Awards may again become available for issuance pursuant to other Awards available under the Plan. For example, canceled, forfeited or expired Awards will again become available for the grant of new Awards under the Plan. In the event of a recapitalization, stock split, stock dividend, reorganization, business combination, or other similar corporate transaction or event affecting the common stock, adjustments may be made to the number and kind of shares available for issuance subject to any outstanding Awards.

2. Purpose. The purpose of the Plan is to encourage ownership of our common stock by our employees, directors and certain consultants in order to attract such people, to induce them to work for our benefit and to provide additional incentive for them to promote our success.

3. Administration. The Plan is to be administered by the Board, except to the extent that it delegates its authority to a committee of the Board.

4. Awards. The Plan authorizes the issuance of stock grants to our employees, directors and consultants, the grant of incentive stock options to our employees and the grant of non-qualified options to our employees, directors and consultants (approximately 75 people). As of the date of this information statement, we have granted options to purchase 10,000,000 shares of common stock under the Plan.

5. Options Exercise Price. For non-qualified options, the exercise price per share is determined by the Board, subject to the limitation that the exercise price at least equals the par value per share of our common stock (i.e.
   $0.001 per share). For incentive stock options, the exercise price per share is determined by the Board, subject to the limitation that the exercise price at least equals 100% of the fair market value per share of our common stock on the date of grant of the incentive stock option. If the participant in the
   Plan owns more than 10% of the total combined voting power of the company, the exercise price per share must at least equal 110% of the fair market value per share of our common stock on the date of grant of the incentive stock option.

6. Term of Options. The term of non-qualified options is determined by the
   Board. For incentive stock options, the term of the option, like the exercise price, depends upon the ownership interest of the optionee in the company.
   Generally, the term of an incentive stock option is ten years. If the optionee owns more than 10% of the total combined voting power of the company, the term of the incentive stock option will be no more than five years. An option is subject to early termination upon the termination of employment or other relationship of the optionee with us, whether such termination is at the option of us, the optionee, or as a result of the death or disability of the optionee.

7. Term of Stock Grant. The date prior to which an offer of a stock grant must be accepted by a grantee and the stock grant purchase price, if any, shall be determined by the Board. A stock grant may be subject to repurchase by us upon termination of employment of the grantee with the company, under certain circumstances.

8. Vesting; Exercise of Options. An option may be exercised by giving written notice to us together with provision for payment of the full exercise price for the number of shares as to which the option is being exercised. The ability of an optionee to exercise an option, however, is subject to the vesting of the option. At the time the option is granted, a vesting period is established, which generally extends over a period of a few years. As the option vests, an optionee will be able to exercise the option with respect to the vested portion of the shares and ultimately with respect to all of the vested shares, until such time as the option expires or terminates.

What are the federal income tax considerations of the Plan?
The following generally describes the federal income tax implications associated with Awards granted under the Plan.

1. Incentive Stock Options. Incentive stock options are intended to qualify for treatment under Section 422 of the Internal Revenue Code. An incentive stock option does not result in taxable income to the optionee or a deduction to the Company at the time it is granted or exercised, provided that no disposition is made by the optionee of the shares acquired pursuant to the option within two years after the date of grant of the option nor within one year after the date of issuance of shares to him (referred to as the "ISO holding period"). However, the difference between the fair market value of the shares on the date of exercise and the option price will be an item of tax preference includible in "alternative minimum taxable income." Upon disposition of the shares after the expiration of the ISO holding period, the optionee will generally recognize long term capital gain or loss based on the difference between the disposition proceeds and the option price paid for the shares. If the shares are disposed of prior to the expiration of the ISO holding period, the optionee generally will recognize taxable compensation, and the company will have a corresponding deduction, in the year of the disposition, equal to the excess of the fair market value of the shares on the date of exercise of the option over the option price. Any additional gain realized on the disposition will normally constitute capital gain. If the amount realized upon such a disqualifying disposition is less than fair market value of the shares on the date of exercise, the amount of compensation income will be limited to the excess of the amount realized over the optionee's adjusted basis in the shares.

2. Non-Qualified Options. Options otherwise qualifying as incentive stock options, to the extent the aggregate fair market value of shares with respect to which such options are first exercisable by an individual in any calendar year exceeds $100,000, and options designated as non-qualified options will be treated as options that are not incentive stock options. A non-qualified option ordinarily will not result in income to the optionee or deduction to the company at the time of grant. The optionee will recognize compensation income at the time of exercise of such non-qualified option in an amount equal to the excess of the then value of the shares over the option price per share. Such compensation income of optionees may be subject to withholding taxes, and a deduction may then be allowable to the company in an amount equal to the optionee's compensation income. An optionee's initial basis in shares so acquired will be the amount paid on exercise of the non-qualified option plus the amount of any corresponding compensation income. Any gain or loss as a result of a subsequent disposition of the shares so acquired will be capital gain or loss.

3. Stock Grants. With respect to stock grants under the Plan that result in the issuance of shares that are either not restricted as to transferability or not subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of shares received.
   Thus, deferral of the time of issuance will generally result in the deferral of the time the grantee will be liable for income taxes with respect to such issuance. The company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee. With respect to stock grants involving the issuance of shares that are restricted as to transferability and subject to a substantial risk of forfeiture, the grantee must generally recognize ordinary income equal to the fair market value of the shares received at the first time the shares become transferable or are not subject to a substantial risk of forfeiture, whichever occurs earlier. A grantee may elect to be taxed at the time of receipt of shares rather than upon lapse of restrictions on transferability or substantial risk of forfeiture, but if the grantee subsequently forfeits such shares, the grantee would not be entitled to any tax deduction, including as a capital loss, for the value of the shares on which he previously paid tax. The grantee must file such election with the Internal Revenue Service within 30 days of the receipt of the shares. The company generally will be entitled to a deduction in an amount equal to the ordinary income recognized by the grantee.

What is the reverse stock split?
On the Record Date, the stockholders approved an amendment to our Certificate of
Incorporation which will effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including two and 10 would be combined into one share of our common stock. The Board will have the sole discretion pursuant to Section 242(c) of the Delaware General
Corporation Law to elect, as it determines to be in the best interests of
Majesco and its stockholders, whether or not to effect a reverse stock split, and if so, the number of shares of our common stock between and including two and 10 which will be combined into one share of our common stock, at any time before the first anniversary of the Record Date. We believe that granting the
Board this discretion, rather than approval of a specified exchange ratio, provides the Board with maximum flexibility to react to then-current market conditions and, therefore, is in the best interests of Majesco and its stockholders.

What are the purposes of the reverse stock split?
The reverse stock split is anticipated to be effected for several reasons. The reverse stock split should enhance the acceptability of our common stock by the financial community and investing public. The reduction in the number of issued and outstanding shares of common stock caused by the reverse stock split is expected to increase the market price of our common stock. The expected increased price level may also encourage interest and trading in the common stock and possibly promote greater liquidity for our stockholders.

Currently, our common stock is quoted on the OTC Bulletin Board. In connection with our recently filed registration statement for our proposed public offering, we plan to apply for the listing of our shares of common stock on the NASDAQ National Market ("Nasdaq"). We believe that the reverse stock split may be of assistance in our effort to meet the initial listing application requirements for Nasdaq, including the minimum bid price requirement of $5.00.
However, there can be no assurance that any or all of these effects will occur;
including, without limitation, that the market price per share of our common stock after the reverse stock split will either exceed or remain in excess of the current market price. Further, there is no assurance that the market for our common stock will be improved. We cannot predict what effect over a period of time the reverse stock split will have on the market price of our common stock or that our application to Nasdaq will be accepted.

We also believe that a reverse stock split will result in a broader market for our common stock than that which currently exists. A variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing with lower priced stocks. Some of those policies and practices pertain to the payment of broker's commissions and to time-consuming procedures that function to make the handling of lower priced stock economically unattractive to brokers. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of lower priced stock because the brokerage commission on a sale of lower priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher priced issue. The reverse stock split may result in a price level for our common stock that will reduce, to some extent, the effect of the above-referenced policies and practices of brokerage firms and diminish the adverse impact of trading commissions on the market for the common stock.

What are the mechanics of the reverse stock split?
The Board, in its discretion, will determine the appropriate ratio for the reverse stock split. The reverse stock split will become effective on the date of filing of the Reverse Split Amendment with the Delaware Secretary of State.
As soon as practicable after the effective date of the Reverse Split Amendment
(the "Effective Date"), we will forward a letter of transmittal to each holder of record of shares of common stock outstanding as of the Effective Date. The letter of transmittal will set forth instructions for the surrender of certificates representing shares of common stock to us or our transfer agent in exchange for certificates representing the number of whole shares into which the shares of common stock have been combined as a result of the reverse stock split.

Until a stockholder forwards a completed letter of transmittal together with certificates representing its shares of common stock to the transfer agent and receives a certificate representing shares of common stock on a post-split basis, such stockholder's certificate representing common stock shall be deemed to represent that number of whole shares to which such stockholder is entitled as a result of the reverse stock split.

No scrip or fractional certificates will be issued in the reverse stock split.
Holders of a number of shares of common stock not combined into a whole number of shares of common stock will receive, in lieu of fractional shares, the cash value of fractions of a

share determined by the average closing price of the common stock for the five
(5) trading days immediately preceding the Effective Date multiplied by such fractional interest. Upon surrender of stock certificates to the transfer agent, a certificate representing shares of common stock on a post-split basis will be issued, together with cash for any fractional interest, and forwarded to the stockholder. The ownership of a fractional interest of a share will not give the holder thereof any voting, dividend or other rights except the right to receive payment therefor as described herein.

What are the Federal income tax consequences of the reverse stock split?
We have not sought and will not seek an opinion of counsel or a ruling from the
Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. We believe, however, that because the reverse stock split is not part of a plan to periodically increase a stockholder's proportionate interest in our assets or earnings and profits, the reverse stock split will have the following federal income tax effects:

     1. Except to the extent of the cash received for any fractional interest, a stockholder will not recognize gain or loss on the exchange. In the aggregate, the stockholder's basis in the shares of common stock on a post-split basis will equal his basis in the shares of common stock previously held.

     2. A stockholder's holding period for the shares of common stock on a post-split basis will be the same as the holding period on the shares of common stock exchanged therefor.

     3. The reverse stock split will constitute a reorganization within the meaning of Section 368(a)(l)(E) of the Internal Revenue Code of 1986, as
amended, and we will not recognize any gain or loss as a result of the reverse stock split.

Who are the principal stockholders of Majesco?
The following table sets forth, as of the Record Date, based on the public filings of such individuals and entities and our knowledge of securities issued by us to them, certain information concerning the ownership of voting securities of (i) each current member of the board of directors, (ii) our former chief executive officer and certain other highly compensated officers, (iii) all of our directors and executive officers as a group, and (iv) each beneficial owner of more than 5% of the outstanding shares of any class of our voting securities.

                                                   NUMBER OF SHARES       VOTING
COMMON STOCK                                      BENEFICIALLY OWNED      POWER
------------                                      ------------------      -----

Directors and Executive Officers
Carl Yankowski                                    3,214,375(1)            2.9%
Jesse Sutton                                     15,620,002(2)(3)        14.4%
Jesse M. Sutton Foundation (4)                    1,520,000               1.4%
Joseph Sutton                                    15,620,002(2)(3)        14.4%
Morris Sutton (5)                                 5,620,042(3)            5.2%
Louis Lipschitz                                           0(6)              *
Marc Weisman                                              0(7)              *
James Halpin                                              0(8)              *
F. Peter Cuneo                                            0(9)              *
Laurence Aronson                                          0(10)             *
Jan E. Chason                                             0(11)             *
Joseph B. Tuchinsky                                       0(11)             *
Patrick Flaherty                                    144,444
Executive officers and directors as a group      41,738,865              37.0%
Five Percent Stockholders
Adam Sutton (12)                                 14,620,002(3)           13.6%
JMP Asset Management LLC                         11,000,000               9.7%
Corsair Capital Management, L.L.C.(13)            9,807,900               8.7%

----------

*    Represents beneficial ownership of less than 1% of the shares of common stock.

     (1) Represents shares of common stock underlying outstanding options but does not include outstanding options which have not vested and are not vesting within 60 days.

     (2) Includes 500,000 shares of common stock which may be acquired upon exercise of warrants to purchase shares of common stock.

     (3) Of the amounts identified, 250,000 shares of common stock are subject to an escrow agreement.

     (4) Morris Sutton, Jesse Sutton and Joseph Sutton act as officers of the
     Jesse M. Sutton Foundation, and each has the power to vote and dispose of the shares held by the Foundation. Since the power to vote and dispose of the shares is shared among the three individuals, the number of shares disclosed under each of Jesse, Joseph and Morris Sutton does not include the number of shares held by the Foundation.

     (5) Pursuant to a voting agreement, Morris Sutton has the power to vote the shares held in the name of his daughter, Sarah Sutton. The voting agreement does not restrict Sarah from exercising all other rights of beneficial ownership, including disposition and the right to receive payments of dividends or other distributions from Majesco with respect to the shares.

     (6) Does not include shares of common stock underlying outstanding options which options vest 1/3 annually commencing on April 20, 2005.

     (7) Does not include shares of common stock underlying outstanding options which options vest 1/3 annually commencing on June 8, 2005.

     (8) Does not include shares of common stock underlying outstanding options which options vest 1/3 annually commencing on September 9, 2005.

     (9) Does not include shares of common stock underlying outstanding options which options vest 1/3 annually commencing on October 18, 2005.

     (10) Does not include shares of common stock underlying options which options vest 1/3 annually commencing on November 4, 2005.

     (11) Does not include shares of common stock underlying outstanding options which options vest 1/3 annually commencing on March 25, 2005.

     (11) Represents shares of common stock underlying outstanding options but does not include outstanding options which have not vested and are not vesting within 60 days.

     (12) Adam Sutton is the adult son of Morris Sutton and brother of Jesse and
     Joseph Sutton. Adam is not an executive officer or director of the company.

     (13) Includes: (i) 2,440,000 shares of common stock and warrants to purchase 2,440,000 shares of common stock held by Corsair Capital Partners,
     L.P.; (ii) 115,000 shares of common stock and warrants to purchase 115,000 shares of common stock held by Corsair Long Short International, Ltd.;
     (iii) 1,060,000 shares of common stock and warrants to purchase 1,060,000 shares of common stock held by Corsair Select, L.P.; (iv) 85,000 shares of common stock and warrants to purchase 85,000 shares of common stock held by
     Corsair Capital Partners 100, L.P.; (v) 300,000 shares of common stock and warrants to purchase 300,000 shares of common stock held by Corsair Capital
     Investors, Ltd.; and (vi) 907,900 shares of common stock and warrants to purchase 900,000 shares of common stock held in separate managed accounts.
     The address of Corsair Capital Management, L.L.C. is 350 Madison Avenue,
     9th Floor, New York, New York 10017.

     As of the Record Date, we had 107,825,930 shares of common stock outstanding.

What is the compensation for Majesco's executive officers?
Since certain of our executive officers are eligible to receive Awards under the
Plan, we are required to disclose certain compensation information. The following Summary Compensation Table sets forth summary information as to compensation received by our Chief Executive Officer and each of our most highly compensated executive officers who were employed by us at the end of the fiscal year ended October 31, 2003, the most recent fiscal period for which information is available, for services rendered to Majesco in all capacities during the three prior fiscal years ended October 31, 2003 and who earned in excess of
$100,000 for services rendered to Majesco during such periods. Pursuant to the
Merger, Majesco became our wholly-owned subsidiary and our sole operating business. The information set forth in the table relates to the time period prior to December 5, 2003, the closing date of the Merger, and therefore, relates to the operations of Majesco for the periods indicated prior to Majesco becoming a wholly-owned subsidiary of a public company.

            NAME AND PRINCIPAL                ANNUAL COMPENSATION      ALL OTHER
                 POSITION                     YEAR       SALARY       COMPENSATION (1)
-----------------------------------------    ------     --------      ----------------

Jesse Sutton, President and former Chief      2003      $350,000             --
Executive Officer (2)                         2002      $350,000          $17,000
                                              2001      $260,000          $17,000

Joseph Sutton, Executive Vice President       2003      $350,000             --
of Research and Development                   2002      $350,000          $17,000
                                              2001      $156,000          $15,600

Morris Sutton, Chairman and former Chief      2003      $450,000             --
Executive Officer (2)                         2002      $450,000          $17,000
                                              2001      $450,000          $16,860

Jan E. Chason, Chief Financial Officer (3)    2003      $181,390             --
                                              2002          --               --
                                              2001          --               --

     (1)  All Other Compensation represents contributions to the Majesco Sales
          Inc. Profit Sharing Plan on behalf of Jesse, Morris and Joseph Sutton.
     (2)  Jesse Sutton served as Chief Executive Officer from December 5, 2003, the closing date of the Merger, through August 24, 2004. Prior to
          December 5, 2003, Morris Sutton served as Chief Executive Officer of
          Majesco.
     (3)  Mr. Chason began his employment with Majesco on January 16, 2003.

Who has options outstanding under the current Plan?
The following table shows all outstanding options as of November 1, 2004, whether currently exercisable or not, that have been granted under the Plan to our officers, directors and employees. This table does not include options granted to officers and directors which have been granted subject to effecting the increase in Plan shares and those options will not be exercisable until such increase pursuant to this information statement is effectuated. This table also does not include options to purchase a total of 100,000 shares granted to various consultants.

                   OPTIONS GRANTED TO MANAGEMENT AND EMPLOYEES

------------------------------------------------ --------------------- ------------ --------------

NAME AND POSITION                                NUMBER OF OPTION      EXERCISE     EXPIRATION
                                                 SHARES                PRICE        DATE
------------------------------------------------ --------------------- ------------ --------------

Carl Yankowski, Chief Executive Officer and      6,950,000 (1)          (1)         08/26/2014
Director
------------------------------------------------ --------------------- ------------ --------------

Jan E. Chason, Chief Financial Officer           300,00                $1.90        03/25/2014
------------------------------------------------ --------------------- ------------ --------------

Joseph B. Tuchinsky, General Counsel, Senior     200,000               $1.90        03/25/2014
V.P. Business and Legal Affair
------------------------------------------------ --------------------- ------------ --------------

Louis Lipschitz, Director                        100,000               $3.63        04/30/2014
------------------------------------------------ --------------------- ------------ --------------

Marc Weisman, Director                           100,000               $3.00        06/03/2014
------------------------------------------------ --------------------- ------------ --------------

NON-MANAGEMENT EMPLOYEES AS A GROUP              3,398,000             $1.90        03/25/2014
------------------------------------------------ --------------------- ------------ --------------

(1)  Of the options, 2,780,000 were fully vested and exercisable as of August 2,
     2004, or the grate date; 2,085,000 vest and become exercisable as to 1/24th of such amount each month commencing as of the grant date; 2,085,000 vest and become exercisable as to 1/24th of such amount each month commencing on the two-year anniversary of the grant date.

Are any members of management receiving options under the increased amount under the Plan?
As of November 1, 2004, the Board has granted options for a total of 1,648,000 shares to executive officers and 200,000 shares to directors under the increased amount under the Plan, as specified in the table below. The Board granted these options subject to

stockholder approval of an increase in the Plan shares, which approval has been received as outlined in this information statement. However, these options will not be exercisable until such increase is effectuated, which we anticipate will occur on or after [December 14], 2004.

                    INTEREST OF MANAGEMENT IN SHARE INCREASE

--------------------------------------------------- ---------- -----------------
                     NAME AND POSITION                DOLLAR   NUMBER OF OPTIONS
                                                     VALUE ($)
--------------------------------------------------- ---------- -----------------
CURRENT EXECUTIVE OFFICERS AS A GROUP (2 PERSONS)   0          1,648,000 (1)
--------------------------------------------------- ---------- -----------------
CURRENT DIRECTORS WHO ARE NOT EXECUTIVE             0          200,00 (2)
OFFICERS AS A GROUP (2 PERSONS)
--------------------------------------------------- ---------- -----------------
ALL EMPLOYEES WHO ARE NOT EXECUTIVE OFFICERS        0          0
AS A GROUP
--------------------------------------------------- ---------- -----------------

(1)  Of this amount, 1,148,000 are comprised of options granted to Carl
     Yankowski, our Chief Executive Officer on August 24, 2004, and 500,000 are
     comprised of options granted to Patrick Flaherty, our Executive V.P. of
     Sales and Marketing, on October 5, 2004.

(2)  This amount is comprised of option grants to our directors James Halpin and
     Peter F. Cunio, in the amount of 100,000 each, on September 9, 2004 and
     October 18, 2004, respectively.

Exhibits:
Exhibit 1 - 2004 Employee, Director and Consultant Stock Plan, as amended.

                                             By Order of the board of directors

                                             By: /s/ Carl Yankowski
                                             ----------------------------------
                                             Carl Yankowski
                                             Chief Executive Officer